Exhibit 23.1a

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
Force Fuels, Inc. (a development stage company):

We hereby consent to the use in Amendment No. 2 to the Registration Statement on Form S-1 (the “Registration Statement”) of our report dated December 23, 2009, relating to the consolidated balance sheet of Force Fuels, Inc. (a development stage company) (the “Company”) as of July 31, 2009 and the related consolidated statements of operations, stockholders’ equity (deficit), and cash flows for the fiscal year then ended, which report includes an explanatory paragraph as to an uncertainty with respect to the Company’s ability to continue as a going concern, appearing in such Registration Statement.  We also consent to the reference to our firm under the Caption “Experts” in such Registration Statement.

/s/ Kabani & Company
Kabani & Company

Los Angeles, CA
January 13, 2010